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                                                                Exhibit 5.1


                                                         File No.:  50078.000007

                                 June 23, 1997

Board of Directors
WorldCorp, Inc.
The Hallmark Building
13873 Park Center Road
Suite 490
Herndon, Virginia 22071

                                WorldCorp, Inc.
                       Registration Statement on Form S-4
                       ----------------------------------

Ladies & Gentlemen:

       We are acting as counsel for WorldCorp, Inc. (the "Company") in connection with its Registration Statement on Form S-4 (the "Registration Statement"), as filed with the Securities and Exchange Commission, with respect to $10,000,000 principal amount of 10.00% Senior Subordinated Notes due September 30, 2000 (collectively, the "New Securities") of the Company pursuant to the exchange offer (the "Exchange Offer") of $10,000,000 in previously issued 10.00% Senior Subordinated Notes due September 30, 2000 (collectively, the "Old Securities") for the New Securities. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

       In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

       We do not purport to express an opinion on any laws other than those of the federal laws of the United States of America, the general corporate laws of the state of Delaware and the general corporate laws of the state of New York.

       Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

       1. The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

       2. Upon the effectiveness of the Registration Statement under the Securities Act
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Board of Driectors
June 23, 1997
Page 2

of 1933, as amended, and when the New Securities have been duly executed, authenticated and delivered, in accordance with the Indenture, dated as of September 30, 1996, between the Company and Norwest Bank Minnesota, National Association, related to the New Securities and issued and delivered as contemplated in the Registration Statement, the New Securities will constitute valid, authorized and issued, and legally binding obligations of the Company, enforeceable against the Company in accordance with their terms and the terms of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (whether considered at law or in equity).

       We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 and to the statement made in reference to this firm under the caption "Validity of New Notes" in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                               Very truly yours,

                               /s/ Hunton & Williams

                               Hunton & Williams